                                                                      Exhibit 12
                             Matrix Bancorp, Inc.

               Computation of Ratio of Earnings to Fixed Charges

                                  (Unaudited)

                            (Dollars in thousands)

                                                             Year Ended December 31,
                                                 1999       1998       1997       1996       1995
                                              --------   --------   --------   --------   --------
A.  Matrix Bancorp, Inc. and subsidiaries
    (consolidated)
Earnings:
     1.  Income before income taxes........   $ 17,057   $ 13,389   $ 13,297   $  5,848   $  6,392
     2.  Plus interest expense (A).........     44,234     36,822     18,471     10,670      7,410
                                              --------   --------   --------   --------   --------
     3.  Earnings including interest on
         deposits..........................     61,291     50,211     31,768     16,518     13,802
     4.  Less interest on deposits.........     21,589     16,221      8,376      3,760      2,184
                                              --------   --------   --------   --------   --------
     5.  Earnings excluding interest on
         deposits..........................   $ 39,702   $ 33,990   $ 23,392   $ 12,758   $ 11,618
                                              ========   ========   ========   ========   ========
Fixed Charges:
     6.  Including interest on deposits
         excluding capitalized interest....   $ 44,279   $ 36,901   $ 18,551   $ 10,708   $  7,410
     7.  Less interest on deposits (Line 4)     21,589     16,221      8,376      3,760      2,184
                                              --------   --------   --------   --------   --------
     8.  Excluding interest on deposits....   $ 22,690   $ 20,680   $ 10,175   $  6,948   $  5,226
                                              ========   ========   ========   ========   ========
Ratio of Earnings to Fixed Charges:
         Including interest on deposits
         (Line 3 divided by Line 6)........      1.38x      1.36x      1.71x      1.54x      1.86x
         Excluding interest on deposits
         (Line 5 divided by Line 8)........      1.75x      1.64x      2.30x      1.84x      2.22x

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(A)  Includes amounts representing the estimated interest component of net rental payments.